EXHIBIT 5.1

[Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]

May 13, 2004

Redback Networks Inc.

300 Holger Way

San Jose, California 95134

Amendment No. 1 to Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have examined the Amendment No. 1 to the Registration Statement on Form S-3 filed by Redback Networks Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on May 13, 2004 (Registration No. 333-114352), as amended (as such may be further amended or supplemented, the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, (a) the resale by the holders thereof of the following securities: (i) Series I Warrants to purchase up to 1,629,373 shares of common stock of the Company (the “Common Stock”) with an exercise price of $5.00 per share (the “Series I Warrants”); (ii) warrants to purchase up to 677,452 shares of Common Stock with an exercise price of $5.00 per share (the “$5.00 Warrants”); (iii) warrants to purchase up to 677,452 shares of Common Stock with an exercise price of $9.50 per share (the “$9.50 Warrants,” and collectively with the Series I Warrants and the $5.00 Warrants, the “Warrants”); (iv) 1,629,373 shares of Common Stock issuable upon the exercise of the Series I Warrants; (v) 677,452 shares of Common Stock issuable upon the exercise of the $5.00 Warrants; (vi) 677,452 shares of Common Stock issuable upon the exercise of the $9.50 Warrants (collectively with the shares of Common Stock issuable upon conversion of the Series I Warrants and the $5.00 Warrants, the “Warrant Shares”); (vii) 7,026,188 shares of Common Stock issuable upon conversion of shares of Series B convertible preferred stock held, including up to 508,698 shares of Common Stock issuable upon conversion of shares of Series B convertible preferred stock that the Company may issue as a pay-in-kind dividend to the holders of the Series B convertible preferred stock (the “Series B Shares”); and (viii) 225,000 shares of Common Stock issued to Chanin & Company LLC (the “Chanin Shares”); and (b) the issuance by the Company of 1,629,373 shares of Common Stock upon exercise of the Series I Warrants that are subsequently resold to third parties.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

2.	When issued upon exercise of the Warrants in accordance with the terms of the Warrants and upon payment of the Exercise Price (as defined in the Warrants) or upon net exercise pursuant to Section 1(b) of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

3.	When issued upon conversion of the Series B convertible preferred stock in accordance with the Certificate of Designation of Series B Convertible Preferred Stock dated as of January 5, 2004, the Series B Shares will be validly issued, fully paid and nonassessable.

4.	The Chanin Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/    Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI, P.C.

Professional Corporation